Exhibit 99.1

Ford Credit Earns Full-Year 2014 Pre-Tax Profit of $1.9 Billion; Net Income of $1.7 Billion*

DEARBORN, Mich., Jan. 29, 2015 – Ford Motor Credit Company reported a pre-tax profit of $1.9 billion in 2014, its highest since 2011, up from $1.8 billion a year earlier. The improvement is more than explained by higher volume, partially offset by unfavorable lease residual performance in North America and lower financing margin. Ford Credit’s net income was $1.7 billion in 2014, compared with $1.5 billion in the previous year. The increase in net income reflects favorable tax items recorded during the year.

In the fourth quarter of 2014, Ford Credit’s pre-tax profit was $423 million, an increase of $55 million from a year ago. The improved pre-tax profit is more than explained by higher volume and favorable market valuation adjustments to derivatives. A partial offset is lower financing margin. Ford Credit reported fourth quarter net income of $411 million, compared with $568 million a year earlier. The decrease in net income was primarily driven by the nonrecurrence of favorable tax items recorded in the fourth quarter of 2013.

“Our team once again delivered a strong performance in 2014,” Chairman and CEO Bernard Silverstone said. “In 2015, with continued consistent standards, we remain focused on delivering exceptional products and services to dealers and customers, as well as strong strategic value and profits, in support of Ford’s business.”

On Dec. 31, 2014, Ford Credit’s total net receivables were $108 billion, compared with $100 billion at year-end 2013. Managed receivables were $113 billion at year-end, up from $103 billion a year ago. Year-end managed leverage was 8.7:1, compared with 8.5:1 at year-end 2013.

For 2015, Ford Credit expects full-year pre-tax profit to be equal to or higher than 2014, year-end managed receivables of $123 billion to $128 billion, managed leverage to continue in the range of 8:1 to 9:1, and distributions to its parent of about $250 million.

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About Ford Motor Credit Company
Ford Motor Credit Company LLC has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959. Ford Credit is a wholly owned subsidiary of Ford. For more information, visit www.fordcredit.com or www.lincolnafs.com.

Contacts:	Margaret Mellott	Stephen Dahle
	Ford Credit	Fixed Income
	Communications	Investment Community
	313.322.5393	313.621.0881
	mmellott@ford.com	fixedinc@ford.com
— — — — —

*	The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford Credit’s Annual Report on Form 10-K for the year ended Dec. 31, 2014.

Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;

•	Decline in Ford’s market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of Ford’s new or existing products;

•	Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States;

•	An increase in or continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•	Adverse effects resulting from economic, geopolitical, or other events;

•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;

•	Labor or other constraints on Ford’s ability to maintain competitive cost structure;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law “ownership change;”

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;

•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED INCOME STATEMENT
For the Periods Ended December 31, 2013 and 2014
(in millions)

	Fourth Quarter		Full Year
	2013	2014	2013	2014
	(unaudited)
Financing revenue
Operating leases	$949	$1,100	$3,409	$4,129
Retail Financing	706	681	2,785	2,776
Dealer Financing	396	379	1,519	1,620
Other	19	19	92	81
Total financing revenue	2,070	2,179	7,805	8,606
Depreciation on vehicles subject to operating leases	(734)	(840)	(2,397)	(3,088)
Interest expense	(674)	(654)	(2,730)	(2,656)
Net financing margin	662	685	2,678	2,862
Other revenue
Insurance premiums earned	32	31	119	125
Other income, net	54	81	258	265
Total financing margin and other revenue	748	797	3,055	3,252
Expenses
Operating expenses	311	287	1,090	1,094
Provision for credit losses	65	82	146	197
Insurance expenses	4	5	63	107
Total expenses	380	374	1,299	1,398
Income before income taxes	368	423	1,756	1,854
Provision for income taxes	(200)	12	277	149
Net income	$568	$411	$1,479	$1,705

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Periods Ended December 31, 2013 and 2014
(in millions)

	Fourth Quarter		Full Year
	2013	2014	2013	2014
	(unaudited)
Net income	$568	$411	$1,479	$1,705
Other comprehensive income/(loss), net of tax
Foreign currency translation	(24)	(215)	(86)	(547)
Total other comprehensive income/(loss), net of tax	(24)	(215)	(86)	(547)
Comprehensive income	$544	$196	$1,393	$1,158

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED BALANCE SHEET
(in millions)
	December 31, 2013	December 31, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$9,424	$6,179
Marketable securities	1,943	3,258
Finance receivables, net	81,636	86,915
Net investment in operating leases	18,277	21,518
Notes and accounts receivable from affiliated companies	1,077	778
Derivative financial instruments	585	859
Other assets	2,666	2,601
Total assets	$115,608	$122,108

LIABILITIES
Accounts payable
Customer deposits, dealer reserves, and other	$1,445	$1,148
Affiliated companies	211	330
Total accounts payable	1,656	1,478
Debt	98,693	105,037
Deferred income taxes	1,627	1,849
Derivative financial instruments	506	167
Other liabilities and deferred income	2,522	2,210
Total liabilities	105,004	110,741

SHAREHOLDER’S INTEREST
Shareholder’s interest	5,217	5,227
Accumulated other comprehensive income	717	160
Retained earnings	4,670	5,980
Total shareholder’s interest	10,604	11,367
Total liabilities and shareholder’s interest	$115,608	$122,108

The following table includes assets to be used to settle the liabilities of the consolidated variable interest entities (“VIEs”). These assets and liabilities are included in the consolidated balance sheet above.

	December 31, 2013	December 31, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$4,198	$2,094
Finance receivables, net	45,796	39,522
Net investment in operating leases	8,116	9,631
Derivative financial instruments	5	27

LIABILITIES
Debt	$40,728	$37,156
Derivative financial instruments	88	22

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Credit’s financial performance, Ford Credit management uses financial measures based on Generally Accepted Accounting Principles (“GAAP”), as well as financial measures that include adjustments from GAAP.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Net Finance Receivables and Operating Leases	December 31, 2013	December 31, 2014
Receivables (a)	(in billions)
Net Receivables
Finance receivables – North America Segment
Consumer retail financing	$40.9	$44.1
Non-Consumer
Dealer financing (b)	22.1	22.5
Other	1.0	1.0
Total finance receivables – North America Segment	64.0	67.6
Finance receivables – International Segment
Consumer retail financing	10.8	11.8
Non-Consumer
Dealer financing (b)	8.3	9.3
Other	0.4	0.3
Total finance receivables – International Segment	19.5	21.4
Unearned interest supplements	(1.5)	(1.8)
Allowance for credit losses	(0.4)	(0.3)
Finance receivables, net	81.6	86.9
Net investment in operating leases	18.3	21.5
Total net receivables	$99.9	$108.4

Managed receivables
Total net receivables	$99.9	$108.4
Unearned interest supplements and residual support	3.1	3.9
Allowance for credit losses	0.4	0.4
Other, primarily accumulated supplemental depreciation	—	0.1
Total managed receivables	$103.4	$112.8

Managed Leverage Calculation	December 31, 2013	December 31, 2014
	(in billions)
Total debt (c)	$98.7	$105.0
Adjustments for cash, cash equivalents, and marketable securities (d)	(10.8)	(8.9)
Adjustments for derivative accounting (e)	(0.2)	(0.4)
Total adjusted debt	$87.7	$95.7

Equity (f)	$10.6	$11.4
Adjustments for derivative accounting (e)	(0.3)	(0.4)
Total adjusted equity	$10.3	$11.0

Managed leverage (to 1) = Total adjusted debt / Total adjusted equity	8.5	8.7
Memo: Financial statement leverage (to 1) = Total debt / Equity	9.3	9.2
__________

(a)
Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford

Credit’s balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors.

(b)	Dealer financing primarily includes wholesale loans to dealers to finance the purchase of vehicle inventory.

(c)
Includes debt reported on Ford Credit’s balance sheet that is issued in securitization transactions and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions.

(d)	Excludes marketable securities related to insurance activities.

(e)
Primarily related to market valuation adjustments to derivatives due to movements in interest rates. Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings.

(f)	Shareholder’s interest reported on Ford Credit’s balance sheet.